                                                                    EXHIBIT 99.3











                             Equistar Chemicals, LP

                              Financial Statements

              As of and for the one month ended December 31, 1997

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Accountants                                             2

Financial Statements:

          Statement of Income                                                 3

          Balance Sheet                                                       4

          Statement of Partners' Capital                                      5

          Statement of Cash Flows                                             6

          Notes to Financial Statements                                       7

                        REPORT OF INDEPENDENT ACCOUNTANTS








To the Partnership Governance Committee
of Equistar Chemicals, LP:

We have audited the accompanying balance sheet of Equistar Chemicals, LP (the "Partnership") as of December 31, 1997, and the related statements of income, partners' capital, and cash flows for the period from December 1, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Equistar Chemicals, LP as of December 31, 1997, and the results of its operations and its cash flows for the period from December 1, 1997 (inception) to December 31, 1997 in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P.                        PRICE WATERHOUSE LLP

Houston, Texas                                  Morristown, New Jersey
February 16, 1998                               February 16, 1998
(Except as to the information                   (Except as to the information
presented in Note 18, for which                 presented in Note 18, for which
the date is March 20, 1998)                     the date is March 20, 1998)

                             EQUISTAR CHEMICALS, LP

                               STATEMENT OF INCOME

               FOR THE PERIOD FROM DECEMBER 1, 1997 (INCEPTION) TO
                                DECEMBER 31, 1997


MILLIONS OF DOLLARS
-------------------
SALES AND OTHER OPERATING REVENUES:
     Unrelated parties                                       $338
     Related parties                                           27
                                                             ----
                                                              365

OPERATING COSTS AND EXPENSES:
     Cost of sales:
          Unrelated parties                                   261
          Related parties                                      26
     Selling, general and administrative expenses              21
     Unusual charges                                           42
                                                             ----
                                                              350

     Operating income                                          15

Interest expense                                              (10)
Interest income                                                 2

                                                             ----
NET INCOME                                                   $  7
                                                             ====




                       See notes to financial statements.

                             EQUISTAR CHEMICALS, LP

                                  BALANCE SHEET

                                DECEMBER 31, 1997


MILLIONS OF DOLLARS
-------------------

ASSETS
Current assets:

     Cash and cash equivalents                                     $    41
     Accounts receivable:
          Trade                                                        445
          Related parties                                               36
     Receivable from partners                                          150
     Inventories                                                       513
     Prepaid expenses and other current assets                          24
                                                                   -------
          Total current assets                                       1,209
                                                                   -------

Property, plant and equipment                                        3,678
Less accumulated depreciation and amortization                      (1,560)
                                                                   -------
                                                                     2,118

Goodwill, net                                                        1,139
Deferred charges and other assets                                      151
                                                                    ------

Total assets                                                       $ 4,617
                                                                   =======

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
     Accounts payable:
          Trade                                                    $   171
          Related parties                                               18
     Payable to partners                                                63
     Other accrued liabilities                                          65
     Current maturities of long-term debt                               36
                                                                   -------
          Total current liabilities                                    353
                                                                   -------

Long-term debt                                                       1,512
Other liabilities and deferred credits                                  34

Commitments and contingencies

Partners' capital:
     Partners' capital                                               3,063
     Note receivable from Lyondell LP                                 (345)
                                                                   -------
          Total partners' capital                                    2,718
                                                                   -------

Total liabilities and partners' capital                            $ 4,617
                                                                   =======




                       See notes to financial statements.

                             EQUISTAR CHEMICALS, LP

                         STATEMENT OF PARTNERS' CAPITAL

               FOR THE PERIOD FROM DECEMBER 1, 1997 (INCEPTION) TO
                                DECEMBER 31, 1997

MILLIONS OF DOLLARS                                     LYONDELL      MILLENNIUM       TOTAL
-------------------                                     --------      ----------       -----

Balance at December 1, 1997                               $   --         $   --       $   --
(inception)

Capital contributions at inception:
    Net assets, at historical cost                           763          2,048        2,811
    Note receivable from Lyondell LP                         345            - -          345

Net income                                                     4              3            7

Distributions to partners                                    (57)           (43)        (100)

                                                          ------         ------       ------
Balance at December 31, 1997                              $1,055         $2,008       $3,063
                                                          ======         ======       ======

















                       See notes to financial statements.

                             EQUISTAR CHEMICALS, LP

                             STATEMENT OF CASH FLOWS

               FOR THE PERIOD FROM DECEMBER 1, 1997 (INCEPTION) TO
                                DECEMBER 31, 1997

MILLIONS OF DOLLARS
-------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                   $   7
     Adjustments to reconcile net income to net
       cash provided by operating activities:
          Depreciation and amortization                              19
          Increase in accounts receivable                          (100)
          Increase in receivable from partners                     (101)
          Increase in inventories                                    (5)
          Increase in accounts payable                              188
          Increase in payable to partners                            54
          Increase in other accrued liabilities                      48
          Net change in other working capital accounts              (15)
          Other                                                       7
                                                                  -----
               Net cash provided by operating activities            102
                                                                  -----

CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to property, plant and equipment                     (12)
                                                                  -----
               Net cash used in investing activities                (12)
                                                                  -----

CASH FLOWS FROM FINANCING ACTIVITIES:
     Borrowings of long-term debt                                    50
     Cash contributions from partners                                 1
     Distributions to partners                                     (100)
                                                                  -----
               Net cash used in financing activities                (49)
                                                                  -----

INCREASE IN CASH AND CASH EQUIVALENTS                                41
Cash and cash equivalents at beginning of period                     --
                                                                  -----
Cash and cash equivalents at end of period                        $  41
                                                                  =====







                       See notes to financial statements.

                             EQUISTAR CHEMICALS, LP

                          NOTES TO FINANCIAL STATEMENTS



1. FORMATION OF THE COMPANY AND OPERATIONS

Pursuant to a partnership agreement (the "Partnership Agreement") Lyondell Petrochemical Company ("Lyondell") and Millennium Chemicals, Inc. ("Millennium") formed Equistar Chemicals, LP ("Equistar" or the "Partnership"), a Delaware limited partnership, which commenced operations on December 1, 1997 (See note 11 for related discussion). The Partnership is owned 57 percent by Lyondell and 43 percent by Millennium. Lyondell owns its interest in the Partnership through two wholly-owned subsidiaries, Lyondell Petrochemical G.P. Inc. ("Lyondell GP") and Lyondell Petrochemical L.P. Inc. ("Lyondell LP"). Millennium also owns its interest in the Partnership through two wholly-owned subsidiaries, Millennium Petrochemicals GP LLC ("Millennium GP") and Millennium Petrochemicals LP LLC ("Millennium LP").

The Partnership owns and operates the petrochemicals and polymers businesses contributed by Lyondell and Millennium (the "Contributed Businesses") which consist of 15 manufacturing facilities on the US Gulf Coast and in the US Midwest. The petrochemicals segment produces products including ethylene, propylene, ethyl alcohol, butadiene, aromatics and methyl tertiary butyl ether ("MTBE"). These products are used primarily in the production of other chemicals and products, including polymers. The petrochemicals segment also includes sales of methanol produced by Lyondell Methanol LP ("Lyondell Methanol"), which is owned 75 percent by Lyondell. The Partnership operates the Lyondell Methanol facility. The polymers segment produces products that include polyethylene (high-density, low-density and linear low-density) and polypropylene, which are used in the production of a wide variety of consumer and industrial products.

The Partnership Agreement provides that Equistar is governed by a Partnership Governance Committee consisting of six representatives, three appointed by each partner. Most of the significant decisions of the Partnership Governance Committee require unanimous consent, including approval of the Partnership's Strategic Plan and annual updates thereof.

Pursuant to the Partnership Agreement, net income is allocated among the partners on a pro rata basis based on their percentage ownership of the Partnership. Distributions are made to the partners based on their percentage ownership of the Partnership. Additional contributions required by the Partnership will also be based on the partners' percentage ownership of the Partnership.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition -- Revenue from product sales is generally recognized upon shipment of products to the customer.

Cash and Cash Equivalents -- Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts purchased with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates fair value. The Partnership's policy is to invest cash in conservative, highly rated instruments and limit the amount of credit exposure to any one institution. The Partnership performs periodic evaluations of the relative credit standing of these financial institutions which are considered in the Partnership's investment strategy.

The Partnership has no requirements for compensating balances in a specific amount at a specific point in time. The Partnership does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at the Partnership's discretion. As a result, none of the Partnership's cash is restricted.

                             EQUISTAR CHEMICALS, LP

Management determines the appropriate classification of investments in debt securities as trading, available-for-sale or held-to-maturity at the time of purchase and reevaluates such designation as of each balance sheet date.

Accounts Receivable -- The Partnership sells its products primarily to companies in the petrochemicals and polymers industries. The Partnership performs ongoing credit evaluations of its customers' financial condition and in certain circumstances requires letters of credit from them.

Inventories -- Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out ("LIFO") basis except for materials and supplies, which are valued at average cost.

Property, Plant and Equipment -- Property, plant and equipment are recorded at cost. Depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the related assets, generally 5 to 25 years.

Upon retirement or sale, the Partnership removes the cost of the assets and the related accumulated depreciation from the accounts and reflects any resulting gains or losses in income. The Partnership's policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Turnaround Maintenance and Repair Expenses -- Cost of major repairs and maintenance incurred in connection with turnarounds of units at the Partnership's manufacturing facilities are deferred and amortized on a straight-line basis until the next planned turnaround, generally four to six years.

Goodwill -- Goodwill, which was contributed by Millennium, is being amortized using the straight-line method over forty years. Management periodically evaluates goodwill for impairment based on the anticipated future cash flows attributable to the related operations. Such expected cash flows, on an undiscounted basis, are compared to the carrying value of the tangible and intangible assets, and if impairment is indicated, the carrying value of goodwill, and if necessary other related assets, is adjusted. Management believes that no impairment exists at December 31, 1997. The Partnership amortized $3 million of goodwill during the period from December 1, 1997 (inception) to December 31, 1997.

Environmental Remediation Costs -- Expenditures related to investigation and remediation of contaminated sites, which include operating facilities and waste disposal sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Estimates have not been discounted to present value. Environmental remediation costs are expensed or capitalized in accordance with generally accepted accounting principles.

In October 1996 the American Institute of Certified Public Accountants issued Statement of Position 96-1 ("SOP 96-1"), "Environmental Remediation Liabilities," which establishes new accounting and reporting standards for the recognition and disclosure of environmental remediation liabilities. The effect of adoption of SOP 96-1 in 1997 did not have a material impact on the Partnership's financial position or results of operations.

Exchanges -- Finished product exchange transactions, which are of a homogeneous nature of commodities in the same line of business and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy. Exchanges settled through payment and receipt of cash are accounted for as purchases and sales.

Income Taxes -- The Partnership is not subject to federal income taxes as income is reportable directly by the individual partners; therefore, there is no provision for income taxes in the accompanying financial statements.

                             EQUISTAR CHEMICALS, LP

Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3. FINANCIAL INSTRUMENTS

The fair value of all financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable and notes payable, approximated their carrying value due to their short maturity. Based on the borrowing rates currently available to the Partnership for debt with terms and average maturities similar to the Partnership's debt portfolio, the fair value of the Partnership's long-term debt, including amounts due within one year, was $1.506 billion at December 31, 1997.

At December 31, 1997, the Partnership had issued letters of credit totaling $4 million.


4. RELATED PARTY TRANSACTIONS

Lyondell provides certain corporate, general and administrative services to the Partnership, including legal, tax, treasury, risk management and other services pursuant to a shared services agreement. The Partnership provides certain general and administrative services to Lyondell, including computer, office lease and employee benefits services. During the period from December 1, 1997 (inception) to December 31, 1997, billings for these services were less than $1 million.

The Partnership also provides certain general and administrative services to Millennium, including materials management, certain utilities, office space, health, safety and environmental services and computer services. Millennium provides the Partnership with certain operational services, including waste water treatment and barge dock access. During the period from December 1, 1997 (inception) to December 31, 1997, billings for these services were less than $1 million.

The Partnership has several feedstock and product sales agreements with Lyondell-CITGO Refining Company Ltd. ("LCR"), a joint venture investment of Lyondell. Sales to LCR were $27 million and cost of sales to LCR were $26 million for the period from December 1, 1997 (inception) to December 31, 1997.

The Partnership has a feedstock, product sales and other services agreement with Lyondell Methanol. Lyondell Methanol sells all of its products to Equistar. Purchases from Lyondell Methanol were $15 million for the period from December 1, 1997 (inception) to December 31, 1997. Lyondell Methanol purchased $4 million of natural gas feedstock from the Partnership during the period from December 1, 1997 (inception) to December 31, 1997. Lyondell Methanol also pays a business management fee to Equistar which was less than $1 million during the period from December 1, 1997 (inception) to December 31, 1997.

                             EQUISTAR CHEMICALS, LP

5. INVENTORIES

The categories of inventory and their book values at December 31, 1997 were as follows:

                MILLIONS OF DOLLARS
                -------------------
                Petrochemicals                        $ 183
                Polymers                                264
                Materials and supplies                   66
                                                      -----
                    Total inventories                 $ 513
                                                      =====

For the period from December 1, 1997 (inception) to December 31, 1997, the Partnership increased cost of sales by approximately $1 million associated with the reduction in LIFO inventories. The excess of the current cost of inventories over book value was approximately $103 million at December 31, 1997.


6. PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment and their gross value at December 31, 1997 were as follows:


                MILLIONS OF DOLLARS
                -------------------
                Manufacturing facilities and             $ 3,477
                equipment
                Construction projects in progress            127
                Land                                          74
                                                         -------
                    Total property, plant and
                       equipment                         $ 3,678
                                                         =======


7. DEFERRED CHARGES AND OTHER ASSETS

Deferred charges and other assets at December 31, 1997 were as follows:

                MILLIONS OF DOLLARS
                -------------------
                Deferred turnaround costs, net             $  66
                Deferred software costs, net                  44
                Deferred pension asset                        23
                Other                                         18
                                                           -----
                    Total deferred charges and
                       other assets                        $ 151
                                                           =====


8. OTHER ACCRUED LIABILITIES

Other accrued liabilities at December 31, 1997 were as follows:

                MILLIONS OF DOLLARS
                -------------------
                Accrued severance and other costs related
                      to formation of the Partnership       $ 27
                Accrued interest                              10
                Other                                         28
                                                            ----
                    Total other accrued liabilities         $ 65
                                                            ====

                             EQUISTAR CHEMICALS, LP

9. LONG-TERM DEBT AND FINANCING ARRANGEMENTS

Long-term debt at December 31, 1997 was comprised of the following:

                MILLIONS OF DOLLARS
                -------------------
                10.00% Notes due in 1999                 $   150
                9.125% Notes due in 2002                     100
                5-year term credit facility                  800
                Medium-term notes (1998-2005)                194
                6.5% Notes due in 2006                       150
                7.55% Debentures due in 2026                 150
                Other                                          4
                                                         -------
                                                           1,548
                Less current portion                          36
                                                         -------
                    Total long-term debt                 $ 1,512
                                                         =======


Aggregate maturities of long-term debt during the five years subsequent to December 31, 1997 are as follows: 1998--$36 million; 1999--$150 million; 2000--$42 million; 2001--$90 million; 2002--$901 million. All of the above debt is guaranteed by the Partners.

The medium-term notes mature at various dates from 1998 to 2005 and have a weighted average interest rate at December 31, 1997 of 9.83 percent.

The Partnership has a five-year, $1.25 billion credit facility ("Facility") with a group of banks expiring November 2002. Borrowings under the Facility bear interest at either the Federal Funds rate plus 1/2 of 1 percent, LIBOR, which was 5.7 percent at December 31, 1997, a fixed rate offered by one of the sponsoring banks or rates that are based on a competitive auction feature wherein the interest rate can be established by competitive bids submitted by the sponsoring banks, depending on the type of borrowing made under the Facility. The Facility is available for working capital and general purposes as needed and contains covenants relating to liens, sale and leaseback transactions, debt incurrence, leverage and interest coverage ratios, sales of assets and mergers and consolidations. As of December 31, 1997, the Partnership was in compliance with the covenants of the Facility.


10. NOTE RECEIVABLE FROM LYONDELL LP

Upon formation of the Partnership, Lyondell LP also contributed capital to the Partnership in the form of a $345 million promissory note (the "Lyondell Note"). The Lyondell Note bears interest at LIBOR plus a market spread. The Lyondell Note will be repaid to the Partnership at the earlier of 3 years from the date the Partnership commenced operations or 30 days after a financing at LCR, a joint venture investment of Lyondell, which results in the repayment of LCR's existing $450 million 5-year term loan and a distribution to Lyondell of at least $345 million. During the period from December 1, 1997 (inception) to December 31, 1997, the Partnership accrued $1.75 million of interest income related to the Lyondell Note.


11. UNUSUAL CHARGES

In December 1997, the Partnership recorded $42 million of unusual charges related to the formation of the Partnership. These charges included severance and other costs related to a workforce reduction (approximately 430 employees) that resulted from the consolidation of the businesses contributed to the Partnership ($30 million), various closing costs ($6 million), and various other charges ($6 million). Approximately $15 million of these charges were paid in 1997 and $27 million are included in other accrued liabilities in the accompanying balance sheet and will be paid during 1998.

                             EQUISTAR CHEMICALS, LP

12. SUPPLEMENTAL CASH FLOW INFORMATION

The historical cost of the net assets contributed to the Partnership at inception are summarized as follows (in millions of dollars):

                                                              AMOUNT
                                                              -------
                    Total current assets                      $   948
                    Property, plant and equipment, net          2,121
                    Goodwill, net                               1,142
                    Deferred charges and other assets             158
                                                              -------
                    Total assets                              $ 4,369
                                                              =======

                    Current maturities of long-term debt      $    36
                    Other current liabilities                      17
                    Long-term debt                              1,462
                    Other liabilities and deferred credits         43
                    Partners' capital                           3,156
                    Note receivable from Lyondell LP             (345)
                                                              -------
                    Total liabilities and partners'
                    capital                                   $ 4,369
                                                              =======


13. LEASES

At December 31, 1997, future minimum rental payments for operating leases with noncancelable lease terms in excess of one year were as follows:

                    MILLIONS OF DOLLARS                       AMOUNT
                    -------------------                  ------------
                    1998                                        $ 128
                    1999                                          111
                    2000                                           80
                    2001                                           56
                    2002                                           42
                    Thereafter                                    369
                                                                -----
                        Total minimum lease payments            $ 786
                                                                =====

Operating lease net rental expense was $11 million for the period from December 1, 1997 (inception) to December 31, 1997.

The Partnership is party to various unconditional purchase obligation contracts as a purchaser for product and services. At December 31, 1997, future minimum payments under these contracts with noncancelable contract terms in excess of one year were as follows:

           MILLIONS OF DOLLARS                                            AMOUNT
           -------------------                                            ------
                       1998                                               $ 30
                       1999                                                 29
                       2000                                                 29
                       2001                                                 26
                       2002                                                 26
                       Thereafter                                          189
                                                                          ----
           Total minimum contract payments                                $329
                                                                          ====

                             EQUISTAR CHEMICALS, LP

The Partnership's total purchases under these agreements were $3 million during the period from December 1, 1997 (inception) to December 31, 1997.


14. RETIREMENT PLANS

All full-time regular employees of the Partnership are covered by defined benefit pension plans sponsored by the Partnership. The plans became effective on January 1, 1998, except for union represented employees, whose plans were contributed to the Partnership at formation. In connection with the formation of the Partnership, there were no pension assets or obligations contributed to the Partnership, except for the union represented plans. Retirement benefits are based on years of service and the employee's highest three consecutive years of compensation during the last ten years of service. The funding policy for these plans is to make periodic contributions as required by applicable law. The Partnership accrues pension costs based on an actuarial valuation and funds the plans through contributions to pension trust funds. The Partnership also has unfunded supplemental nonqualified retirement plans which provide pension benefits for certain employees in excess of the tax qualified plans' limits.

The following table sets forth the funded status of the union represented plans at December 31, 1997 (the other plans are unfunded as of December 31, 1997):

                                                  PLANS WITH
                                                  ASSETS IN
                                                  EXCESS OF
                                                     ABO
                                                  -----------
MILLIONS OF DOLLARS
-------------------
Actuarial present value of benefit obligations:
    Vested benefit obligation                           $ 19
                                                        ====
    Accumulated benefit obligation ("ABO")              $ 20
                                                        ====
    Projected benefit obligation                        $ 21
Plan assets at fair value, primarily stocks
    and bonds                                           $ 40
Plan assets in excess of projected benefit
    obligation                                            19
Unrecognized net loss                                      4
                                                        ----
Net pension asset                                       $ 23
                                                        ====


As the non-union plans became effective on January 1, 1998, the Partnership did not recognize any net periodic pension cost during the period from December 1, 1997 (inception) to December 31, 1997.

The assumptions used at December 31, 1997 in determining the net pension liability shown above were as follows:

                                                         PERCENT
                                                         -------
Discount rate                                              7.25
Rate of salary progression                                 4.75
Long-term rate of return on assets                         9.00


Effective January 1, 1998, the Partnership also maintains voluntary defined contribution savings plans for eligible employees. Under provisions of the plans, the Partnership contributes an amount equal to 160 percent of employee contributions up to a maximum matching contribution of eight percent of the employee's base salary.

                             EQUISTAR CHEMICALS, LP

15. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Partnership sponsors unfunded postretirement benefit plans other than pensions ("OPEB") for both salaried and non-salaried employees, which provide medical and life insurance benefits. The postretirement health care plans are contributory while the life insurance plans are non-contributory. Currently, the Partnership pays approximately 80 percent of the cost of the health care plans, but reserves the right to modify the cost-sharing provisions at any time. In connection with the formation of the Partnership, the Partners contributed $31 million of accrued postretirement benefit liabilities for employees that transferred to the Partnership.

The following table sets forth the plans' separate postretirement benefit liabilities at December 31, 1997:

MILLIONS OF DOLLARS                        MEDICAL         LIFE
-------------------                        -------         ----
Accumulated postretirement benefit
obligation:
    Retirees                                $ --          $ --
    Fully eligible active plan
        participants                         (11)           (3)
    Other active plan participants           (25)          (11)
                                            ----          ----
                                             (36)          (14)
Unrecognized prior service cost               --            --
Unrecognized net loss                         14             5
                                            ====          ====
Accrued postretirement benefit liability    $(22)         $ (9)
                                            ====          ====



The accrued postretirement benefit liabilities were calculated and contributed as of December 31, 1997; therefore, there was no net periodic postretirement benefit costs for the period from December 1, 1997 (inception) to December 31, 1997.

For measurement purposes, the assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 1997 was 7 percent for 1998-2001 and 5 percent thereafter. The health care cost trend rate assumption does not have a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit liability as of December 31, 1997 by less than $1 million.

The accumulated postretirement benefit obligation was calculated utilizing a weighted-average discount rate of 7.25 percent at December 31, 1997 and an average rate of salary progression of 4.75 percent. The Partnership's current policy is to fund the postretirement health care and life insurance plans on a pay-as-you-go basis.


16. COMMITMENTS AND CONTINGENCIES

The Partnership has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current market.

The Partnership is also subject to various lawsuits and proceedings. Subject to the uncertainty inherent in all litigation, management believes the resolution of these proceedings will not have a material adverse effect upon the financial statements or liquidity of the Partnership.

Equistar has agreed to indemnify and defend Lyondell and Millennium, individually, against certain uninsured claims and liabilities which Equistar may incur relating to the operation of the Contributed Business prior to December 1, 1997 up to $7 million each within the first seven years of the partnership, subject to certain terms of the Asset Contribution Agreements.

                             EQUISTAR CHEMICALS, LP

The Partnership's policy is to be in compliance with all applicable environmental laws. The Partnership is subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, the Partnership cannot accurately predict future developments, such as increasingly strict requirements of environmental laws, inspection and enforcement policies and compliance costs therefrom which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste.

In the opinion of management, any liability arising from the matters discussed in this Note is not expected to have a material adverse effect on the financial statements or liquidity of the Partnership. However, the adverse resolution in any reporting period of one or more of these matters discussed in this Note could have a material impact on the Partnership's results of operations for that period without giving effect to contribution or indemnification obligations of co-defendants or others, or to the effect of any insurance coverage that may be available to offset the effects of any such award.


17. SEGMENT INFORMATION

The petrochemicals segment consists of olefins, including ethylene, propylene, butadiene, butylenes and specialty products; aromatics, including benzene and toluene; and MTBE. The polymers segment consists of polyolefins including polypropylene, high-density polyethylene, low-density polyethylene and linear low-density polyethylene.

Summarized below is the segment data for the Partnership. Intersegment sales between the petrochemicals and polymers segments were made at prices based on current market values.

                         PETROCHEMICALS  POLYMERS
MILLIONS OF DOLLARS        SEGMENT        SEGMENT     UNALLOCATED     ELIMINATIONS   CONSOLIDATED
-------------------      --------------  --------     -----------     ------------   ------------
Sales and other
  operating revenues:
    Customers                $   179       $   186                                      $   365
    Intersegment                 105            --                        $  (105)           --
                             -------       -------                        -------       -------
                                 284           186                           (105)          365
Cost of sales                    236           156                           (105)          287
Selling, general and
  administrative
  expenses                         1             8        $    12              --            21
Unusual charges                   --            --             42              --            42
                             -------       -------        -------         -------       -------
Operating income             $    47       $    22        $   (54)             --       $    15
                             =======       =======        =======         =======       =======
Depreciation and
  amortization expense       $     7       $     7        $     5              --       $    19
                             =======       =======        =======         =======       =======
Capital expenditures         $     7       $     4        $     1              --       $    12
                             =======       =======        =======         =======       =======
Identifiable assets          $ 1,679       $ 1,510        $ 1,428         $    --       $ 4,617
                             =======       =======        =======         =======       =======

                             EQUISTAR CHEMICALS, LP

18. SUBSEQUENT EVENT

On March 20, 1998, Lyondell and Millennium announced an agreement to expand Equistar with the addition of the ethylene, propylene, ethylene oxide and derivatives businesses of Occidental Chemical Corporation ("Occidental"), a subsidiary of Occidental Petroleum Corporation. The transaction, which is subject to regulatory approval, is expected to close by mid-year 1998. After the close of the transaction, Lyondell will have 41 percent ownership interest of the Partnership and Millennium and Occidental will each have 29.5 percent ownership interests.







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